Exhibit 10.30

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

Cream Supply Agreement

This Cream Supply Agreement (“Agreement”), dated August 1, 2012, but effective as of the Effective Date (as defined below), is by and between Suiza Dairy Group, LLC, a Delaware limited liability company and Dean Dairy Holdings, LLC, a Delaware limited liability company, on the one hand (collectively, “Seller”) and WWF Operating Company, a Delaware corporation (f/k/a WhiteWave Foods Company), on the other hand (“Buyer”).

(1)	SUPPLY AND SPECIFICATIONS: Buyer desires to purchase from Seller Grade A Cream (hereafter referred to as “Products”) as set forth herein. All loads of Products supplied hereunder will comply with the specifications set forth on Exhibit A hereto (the “General Specifications”). Additionally, all loads of Products supplied under the Agreement will comply with any applicable plant specific specifications as set forth on Exhibit B hereto (the “Plant Specific Specifications,” and together with the General Specifications, the “Cream Specifications”).

(2)	TERM: The initial term of this Agreement will commence on the earlier of (i) the closing date of the contemplated initial public offering of equity interests in Buyer or (ii) January 1, 2013 (such earlier date, the “Effective Date”) and terminate on the last day of the following calendar year (such period, the “Initial Term”). Thereafter, this Agreement shall automatically renew for four (4) successive one (1) year terms unless Buyer delivers written notice of its intention to terminate the Agreement at least ninety (90) days prior to the end of the then current term. The Initial Term and all extensions, if any, shall constitute the “Term” of this Agreement, subject to earlier termination as provided herein.

(3)	VOLUME REQUIREMENTS; PENALTY FOR NONPERFORMANCE: Seller agrees to make available to Buyer the applicable [**] volume maximum of Products set forth in Exhibit C. Buyer agrees to purchase from Seller the applicable [**] volume minimum of Products set forth in Exhibit C. During the Term, Buyer shall deliver [**] volume forecasts to Seller. If Seller does not deliver the applicable [**] volume maximum required hereunder, Seller shall pay to Buyer [**]. If Buyer does not purchase the applicable [**] volume minimum required hereunder, unless Buyer rejected Product in accordance with Section 12(e) below, Buyer shall pay to Seller [**]. If Buyer does not purchase the applicable [**] volume minimum required hereunder, Seller shall use its commercially reasonable efforts to identify and sell to an alternative buyer the amount of Product which Buyer failed to purchase for the applicable [**].

(4)

DAIRY PROCUREMENT SERVICES: During the Initial Term, Seller shall provide to Buyer (i) cream brokerage services and (ii) order/load delivery flexibility services, in each case, that are consistent with historical practices of the parties. To the extent Buyer wishes to receive either or both such services from Seller in the first renewal year following the expiration of the Initial Term, Buyer must deliver written notice of its election to receive either or both such services from Seller at least ([**]) days prior to the expiration of the Initial Term.If Buyer so elects to continue the cream brokerage services, then Buyer will pay to Seller, on or prior to the expiration of the Initial Term, $[**] as consideration for such cream brokerage services. If Buyer so elects to continue the order/load delivery flexibility services, then Buyer will pay to Seller, on or prior to the expiration of the Initial Term, $[**] as consideration for such services. Following the expiration of such one (1) year renewal term, Seller shall not be required to provide cream brokerage services, order/load delivery flexibility services or any other dairy procurement services to Buyer.

(5)	SOURCES OF SUPPLY: Seller may, at its own cost and with Buyer’s prior written consent (provided, that Buyer’s prior written consent is not required with respect to any third party suppliear from which Buyer buys Products as of the date of the Agreement), supply Products to Buyer’s plants from third party sources, provided that such Products meet all applicable Cream Specifications. For volumes up to the applicable monthly volume maximum set forth on Exhibit C, Seller will be responsible for any incremental costs of supplying Products from any approved third party sources. For any volumes in excess of the applicable monthly volume maximum set forth on Exhibit C, Buyer will be responsible for such incremental costs.

(6)	PRICE; PRICING ADJUSTMENTS: Pricing for all Products shall be set at agreed upon “as delivered” multiples (inclusive of freight) and the applicable premiums, in each case, as set forth below. The freight portion of the “as delivered” multiples will incorporate [**].

(a)	For Buyer plants outside of [**], pricing for Products shall equal [**].

(b)	For Buyer plants in [**], pricing for Products shall equal [**].

(c)	The applicable Initial Multiple and Initial Premium will be fixed for the period beginning on the Effective Date and ending on [**] in which the Effective Date falls. For the twelve-month period immediately thereafter, the Multiple and Premium will be set in accordance with the then current practices of the parties. For each of the following years, Buyer and Seller will mutually agree in writing on adjustments to the Multiple and Premium, which adjustments shall apply for the [**].

(7)

WEIGHTS AND TESTS: Seller’s invoices shall set forth for each delivery certified weights and tests of all Product delivered under the Agreement. Buyer shall have the reasonable right to ascertain the accuracy of all stated certified weights. Seller’s certified scale weights within a [**] pound difference and Seller’s certified test results within [**] difference of Buyer’s results will be used to determine the component amounts of Butterfat and Solids Non Fat for each load of Product. In the case of a test results discrepancy in excess of [**], Buyer and Seller shall work in good faith to resolve any discrepancy; provided, that either party may engage a mutually agreed upon (in writing) third party laboratory that is certified and qualified to ascertain the accuracy of the Butterfat and Solids

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Non Fat tests in dispute. The results of the third party laboratory shall be binding on the parties, and the party that submitted the results for testing shall pay the fees and expenses of the third party laboratory. In the case of a weight discrepancy in excess of [**] pounds, such excess amount shall be [**]. Dairy.com shall be the official source of record for all weights and measures.

(8)	TRANSPORTATION: For volumes up to the applicable monthly volume maximum set forth on Exhibit C, transport and delivery shall be at Seller’s expense; provided, that if Buyer is responsible for any delay in receipt of Product shipments that results in a carrier penalty to Seller, Buyer will reimburse Seller for such carrier penalty. For volumes in excess of the applicable monthly volume maximum set forth on Exhibit C, Buyer shall pay all applicable transport and delivery costs.

(9)	MANNER OF PAYMENT: Buyer shall pay (i) for all Products received in the first [**] days of any month on or prior to the [**] day of such month and (ii) for all Products received on or after the [**] day of any month on or prior to the [**] day of following month.

(10)	TITLE: Title and risk of loss to the Products shall remain vested with Seller until such Products are received by the applicable Buyer plant, Buyer’s hose is connected to the delivery tanker and the tanker valve has been opened, at which time title shall pass to Buyer, unless the Products have been rejected by Buyer in accordance with Section 12 of this Agreement.

(11)	ORDERING OF PRODUCTS; USAGE: During the Initial Term, and for any renewal term after the Initial Term for which Buyer has paid for order/load delivery flexibility services hereunder, orders shall be scheduled in a manner consistent with the current practices of the parties. Following such periods, Buyer must schedule all orders for Products through dairy.com by [**], and Buyer may not contact Seller directly to place any orders for Products. Dairy.com will be the official source of record on usage of all Products sold hereunder.

(12)	WARRANTIES AND BUYER’S RIGHT TO REJECT:

(a)	Seller warrants that Seller and its members shall comply with all federal, state and local laws and governmental rules and regulations applicable to the production, transportation and sale of the Products.

(b)	Seller warrants that all Products sold hereunder shall when delivered meet all applicable standards for such Products as prescribed under the laws of the United States and the laws, rules, regulations and ordinances of any states, municipalities or other political sub-divisions in which products will be sold or distributed by Buyer.

(c)	Seller warrants that all Products purchased and sold hereunder shall, when delivered, (i) be free of foreign matter and other adulterants and (ii) comply with the Cream Specifications.

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(d)	Each party represents and warrants to the other party as follows: (i) that it has full power, authority and capacity to enter into this Agreement and to perform all its obligations hereunder, and (ii) that it is not bound by any other agreement, arrangement, judgment or order which would be violated as a result of its entering into this Agreement or performing any of its obligations hereunder.

(e)	Buyer shall have the right to reject any and all Products which cause any of the warranties set forth in sub-paragraphs (a), (b) or (c) of this Section 12 to be untrue in any respect. Rejected Products of which Buyer has physical possession shall be disposed of by Buyer in accordance with instructions from Seller, so long as Seller promptly provides such instructions. Seller agrees to pay Buyer for all reasonable costs actually incurred by Buyer in transporting, storing, handling, and disposing of rejected Products.

(13)	CONFIDENTIALITY: During the course of their business relationship, each party may disclose to the other party certain information which the disclosing party considers proprietary and confidential, including but not limited to the terms of this Agreement as well as information concerning manufacturing and processing methods, business and technology plans, distribution strategies, sales, costs, pricing, marketing, customers, suppliers and research and development (collectively, “Confidential Information”). For purposes hereof, information that is already in the public domain or known by the receiving party at the time of disclosure by the disclosing party, or subsequently becomes available to the public or known by the receiving party without any breach of this Section, shall not be considered to be Confidential Information. The parties each agree that all Confidential Information shall be used by the receiving party solely for the purposes contemplated by this Agreement, shall be kept strictly confidential and shall not, without the disclosing party’s prior written consent, be disclosed by the receiving party in any manner whatsoever, except as required to comply with applicable laws or regulations, or with a court or administrative order, subpoena, civil investigative demand or other legal process. The receiving party shall be liable for any failure of its employees, agents or representatives to comply with the confidentiality obligations set forth this Section. The confidentiality obligations set forth in this Section shall expire [**] years following the expiration or termination of this Agreement.

(14)	TERMINATION OF AGREEMENT:

(a)	Without prejudice and in addition to all other lawful rights and remedies, each party shall have the right to terminate this Agreement upon written notice to the other party if such other party materially breaches any of its representations, warranties, covenants or obligations set forth in this Agreement, and such failure has not been cured within [**] days of receiving written notice from the non-defaulting party reasonably describing such breach.

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(b)	Without prejudice and in addition to all other lawful rights and remedies, Buyer has the right to terminate this Agreement in the event of a Force Majeure Event (as defined in Section 16 herein) that prevents or delays the performance of obligations hereunder for at least thirty (30) days.

(15)	INDEMNITIES:

(a)	Seller Indemnity. Seller shall indemnify, defend and hold harmless Buyer and its parent companies and each of their subsidiaries and affiliates, and each of their respective officers, directors, employees, agents, representatives and shareholders, predecessors and successors, from and against any and all claims, demands, causes of action, damages, losses, liabilities, judgments, costs, fees and expenses (including, without limitation, reasonable costs and expenses of investigation and settlement and reasonable attorneys’ fees and expenses) (collectively, “Losses”), to the extent arising out of or relating to any breach by Seller of its representations, warranties, covenants or obligations set forth in this Agreement. Such indemnification obligations shall survive the expiration or termination of this Agreement for any reason.

(b)	Buyer Indemnity. Buyer shall indemnify, defend and hold harmless Seller and its parent companies and each of their subsidiaries and affiliates, and each of their respective officers, directors, employees, agents, representatives and shareholders, predecessors and successors, from and against any and all Losses, to the extent arising out of or relating to any breach by Buyer of its representations, warranties, covenants or obligations set forth in this Agreement. Such indemnification obligations shall survive the expiration or termination of this Agreement for any reason.

(16)	FORCE MAJEURE: In case of a strike, lockout, other labor trouble, riot, war, rebellion, fire, earthquake, other Act of God, or any other circumstance beyond reasonable control of either Buyer or Seller that renders performance of this Agreement impossible – that is, for Seller or Seller’s members to sell or deliver the Products or for Buyer to buy, receive, handle, or dispose of the Products – (each such event, a “Force Majeure Event”) no liability for non-performance of this Agreement caused by such circumstance, during the time thereof, shall exist with respect to Buyer or Seller. A party affected by a Force Majeure Event shall give written notice to the other party of the occurrence of such Force Majeure Event as soon as commercially practicable.

(17)	NOTICES: For purposes of this Agreement, any notices or demands required to be given hereunder shall be deemed given (a) when delivered personally, (b) on the fifth business day after being mailed by certified mail, return receipt requested, (c) the next business day after delivery to a recognized overnight courier or (d) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address, electronic mail address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

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Buyer:	WWF Operating Company

  2711 North Haskell Avenue, Suite 3400

  Dallas, TX 75204

  ATTN: General Counsel

Seller:	Suiza Dairy Group, LLC

  Dean Dairy Holdings, LLC

  c/o Dean Foods Company

  2711 North Haskell Avenue, Suite 3400

  Dallas, TX 75204

  ATTN: General Counsel

(18)	ATTORNEYS FEES: In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement or either party’s performance under this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ and experts’ fees and expenses and other costs reasonably incurred by the prevailing party in enforcing its rights under this Agreement.

(19)	NO WAIVER: No delay or failure to insist upon the strict performance of any term or condition of this Agreement, or to exercise any right, power or remedy consequent upon a breach thereof, by either party shall constitute a waiver by that party of any such term or condition or future breach. No waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect, or the rights of either party with respect to any other existing or subsequent breach.

(20)	CAPTIONS: Any captions to or heading of the sections of this Agreement are solely for the convenience of the parties, are not a part of this Agreement, and will not be used for interpretation or determination of validity of this Agreement or any part thereof.

(21)	COUNTERPARTS: This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf) transmission), each of which when so executed shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

(22)	GOVERNING LAW: This Agreement, and all controversies, claims and disputes arising out of or relating to this Agreement or either party’s performance under this Agreement, including claims for breach of contract and related causes of action, shall be interpreted under and governed by the laws of the State of Delaware, without reference to its choice of law principles.

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(23)	SEVERABILITY: If any provision of this Agreement shall be held to be prohibited or invalid under applicable law, then such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(24)	ENTIRE AGREEMENT; AMENDMENTS: This Agreement contains the entire Agreement between Buyer and Seller with respect to the provision of materials contemplated herein and supersedes all prior arrangements and understanding among them with respect thereto. The provisions of this Agreement may not be explained, supplemented or qualified through evidence of trade usage or prior course of dealings except to the extent, and solely to the extent, the Agreement expressly requires the parties to act and/or provide products or services in a manner consistent with the past practices of the parties. This Agreement may not be amended, supplemented or modified in any respect without further written agreement of both parties referencing this Agreement, signed by their respective authorized representatives.

(25)	ASSIGNMENT: This Agreement shall not be assigned, in whole or in part, by either party without the written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and permitted assigns.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their proper and duly authorized representatives as of the date first written above

SUIZA DAIRY GROUP, LLC		WWF OPERATING COMPANY

By:	/s/ Gregg Tanner	By:	/s/ Blaine McPeak
Name:	Gregg Tanner	Name:	Blaine McPeak
Title:	President, FDD	Title:	President

DEAN DAIRY HOLDINGS, LLC

By:	/s/ Gregg Tanner
Name:	Gregg Tanner
Title:	President, FDD

EXHIBIT A

General Cream Specifications

All loads of Product supplied under the agreement:

[**]

Dean Foods Quality Assurance Policy

Section: Purchased Materials	Policy Number:	Review Date: April 14, 2011 Modified Date: March 7, 2011 Issue Date: August 22, 2007 Page: 2 of 5

Subject: Receiving Cream	5.5

Policy:	Each Dean Foods manufacturing facility shall take every precaution to ensure that all cream shall comply with all pertinent federal, state or local regulations and to ensure that there is no reason to suspect that ingredients and packaging materials are tampered with or present any public health risk.

Objective:	To ensure that all incoming loads of cream are inspected for compliance to specifications, salability, age of stock, infestation, damage and adherence to regulatory requirements.

References:	Dean Foods Policy 10.1 Traceability and Recordkeeping Policy Dean Foods Policy 5.1.1 Certificate of Analysis

Topics:	The Dean Foods Receiving Ingredients (non-bulk) and Packaging Materials procedure is outlined below followed by detailed instructions:

I. General Requirements II. Receiving and Sampling Bulk Cream Tanker III. Cream Receiving Standards IV. Cream Receiving Documentation V. Disposition of Rejected Cream

Approved by:

/s/ Jack L. Jeffers	April 14, 2011
Vice President, Quality Assurance Dean Foods	Date

Dean Foods Quality Assurance Policy

Section: Purchased Materials	Policy Number:	Review Date: April 14, 2011 Modified Date: March 7, 2011 Issue Date: August 22, 2007 Page: 2 of 5

Subject: Receiving Cream	5.5

I.	General Requirements

A.	Only [**] shall receive and sample cream tankers. All tanker openings shall be sealed with serialized numbered seals documented on the manifest and / or wash tag. Haulers are not allowed to break seals. Only [**] shall break tanker seals after verifying integrity of the seals.

B.	A certificate of analysis (COA) shall be provided with each cream shipment unless the load is from a sister plant. The receiving plant shall verify results meet Dean Foods Acceptance Criteria defined in Section III. Refer to COA Policy 5.1.1.

C.	Each plant shall have a receiving log to document the cream shipment information defined in Section IV.

D.	Except to clean the outside of back doors or outlet valves prior to receiving, the exterior of tankers or trucks should not be washed in any Dean Foods receiving facility.

E.	The Dean Foods receiving facility shall provide and maintain a means (truck scale or meter) to measure the incoming cream.

F.	All tank trucks shall be properly vented with a dome filter over the vent. It may be appropriate for the receiving personnel to place the dome filter over the vent but the driver is responsible for assuring that the truck is properly vented to prevent damage to the tank. Dome filter cartridge shall be inspected for cleanliness, and the filter cartridge and filter shall be stored in a protected area to prevent contamination from aerosols, e.g. tool box.

G.	The equipment used in transferring and handling cream including hoses, pumps, etc. shall be adequately cleaned and sanitized immediately prior to use.

H.	Cream should be transferred with a positive displacement pump. If cream is transferred with another type of pump (slow speed centrifugal pump), then care shall be taken to ensure that the pump does not churn or whip the cream.

I.	If the interior of the Cream Tanker is washed and sanitized at a Dean Foods receiving location, then [**].

J.	The wash tag shall also state “Washed and Sanitized”. Dean Foods personnel shall not apply a wash tag until the entire tank, pump and hoses have been washed, rinsed, sanitized, and reinstalled.

Dean Foods Quality Assurance Policy

Section: Purchased Materials	Policy Number:	Review Date: April 14, 2011 Modified Date: March 7, 2011 Issue Date: August 22, 2007 Page: 2 of 5

Subject: Receiving Cream	5.5

K.	Prior to leaving the receiving bay, the driver of the Cream Tanker shall ensure that all tanker openings, e.g. inlets, outlets, wash connections, vents are sealed with a numbered seal. The seal number shall be recorded on the back of the wash tag. It may be appropriate for the receiving personnel to apply the seals but the driver is responsible for assuring that all seals are in place and secure.

L.	Smoking, eating, and drinking are restricted to designated areas ONLY. Cream Tanker haulers and drivers are NOT permitted in the processing areas of the plant for any reason. See Appendix 5.2 D for Bulk Hauler GMP Guidelines.

M.	Cream Tanker haulers and drivers shall adhere to Dean Foods’ food security provisions. See Appendix 5.2 E Bulk Hauler Security Guidelines.

II.	Receiving and Sampling of Bulk Cream Tanker

A.	Verify receipt of Certificate of Analysis (exhibit A). QA assures COA meets Acceptance Criteria defined in Section III.

B.	The receiver shall verify that the Bulk Cream Tank seals are intact and that the numbers match the numbers recorded on the Bill of Lading and/or manifest. If seals are not intact and seal information from supplier can not be obtained, contact [**] and [**] to determine disposition of cream.

C.	The receiver shall verify that the Bulk Cream Tank has a valid wash tag documenting that the Tanker was washed at an approved location prior to loading.

D.	Do NOT connect the receiving hose to the Bulk Cream Tanker until the load meets all Acceptance Criteria outlined in section III.

E.	To assure that the sample will be representative, each plant should sample the Bulk Cream Tanker as soon as it arrives at the plant. Only [**] shall sample cream tankers.

F.	Utilize proper aseptic sampling techniques to take [**] representative samples from the manhole on top of the tanker. [**]. Do NOT take any samples from the back of the truck.

G.	Label each sample vial or bag with the proper load identification, date, time, and receiver’s initials prior to sampling.

H.	Verify that the temperature of the tanker/compartment is < [**]° F. Record the temperature on the appropriate documents (i.e. Receiving Log). If the temperature is greater than [**]° F, contact [**] and [**] to determine disposition of cream.

Dean Foods Quality Assurance Policy

Section: Purchased Materials	Policy Number:	Review Date: April 14, 2011 Modified Date: March 7, 2011 Issue Date: August 22, 2007 Page: 2 of 5

Subject: Receiving Cream	5.5

I.	The samples shall be taken immediately to the laboratory for the initial tests on the tanker. While it is recommended that the samples be placed in ice or ice water, do not “bury” the samples in the ice or ice water.

III.	Cream Receiving Standards

A.	All bulk cream should be kosher. The supplier’s kosher designation shall be on Certificate of Analysis for each tanker received.

B.	All bulk cream tanker shipments shall conform to the following Acceptance Criteria. Immediately notify the [**] if the Acceptance Criteria are exceeded:

Acceptance Criteria
1. Temperature	[**]
2. Titratable Acidity (TA)	[**]
3. Butterfat	[**]
4. Total Solids	[**]
5. Cryoscope Reading	[**]
6. DMCC	[**]
7. Color	[**]
8. Odor	[**]
9. Flavor	[**]
10. Wash Tag	[**]
11. Seals	[**]
12. Animal Drug Residue	[**]
13. Shipment Statement	[**]

C.	All bulk cream tanker samples should also be subjected to the following tests and conform to the respective Specifications:

Specification
1. Standard Plate Count (SPC)	[**]
2. Coliform	[**]

Dean Foods Quality Assurance Policy

Section: Purchased Materials	Policy Number:	Review Date: April 14, 2011 Modified Date: March 7, 2011 Issue Date: August 22, 2007 Page: 2 of 5

Subject: Receiving Cream	5.5

IV.	Cream Receiving Documentation

All incoming cream shall be recorded daily on a Receiving Log with the following (but not limited to) information:

1.	Supplier
2.	Hauler
3.	Trailer Number
4.	Temperature
5.	Butterfat
6.	Titratable Acidity
7.	Flavor, Odor, Color
8.	Wash Tag Present
9.	Tanker Seal Number(s)
10.	Receiver’s Initials
11.	Scale or Meter Reading

V.	Disposition of Rejected Cream

Cream that does not meet the Acceptance Criteria referenced in Section III A shall be rejected. Upon rejecting the cream, the plant shall immediately notify Corporate Dairy Procurement and the appropriate Regional Director Quality Assurance. The plant shall also notify in writing the details of the rejection to the Director of Purchasing and the Regional Director of Quality Assurance.

Dean Foods Lab Procedure

Product Quality Control Program When applicable, customer requirements may supersede this program Confidential	DFLP Number:	Modified Date: Feb 23, 2012 Effective Date: April 6, 2012 Replaces: June 22, 2011 Issue Date: November 1, 2007 Author: Corp QA Page: 1 of 2
1.100

Table 1.1 Raw Milk, Cream, Condensed Milk Products

Test	Sampling	Procedure	Who	Standards	Out of Spec
A. Before Unloading
1. Physical / Chemical
1. Seals and tags	Bulk Tank	1. Wash tag and seal integrity - Raw Receiving	Receiving	1. Proper seals, wash tags - PMO	[**]
2. Animal Drug Residue		2. PMO Appendix N, approved appendix N M-a-85, FDA 2400 forms	Approved Tech / receiver	2. Negative or COA for cream and condensed.	[**]
3. Added Water		3. Cryoscope/Freezing Point Depression	Receiver/ Lab	3. [**][0]H minimum - raw milk and cream	[**]
4. DMCC/ DMSCC (optional)		4. DMCC/DMSCC - Calibrated Microscope		4. [**]	[**]
5. Acidity		5. % Titratable Acidity as Lactic and Potentiometry		5. [**]	[**]
6. Temperature		6. Calibrated thermometer to NIST Certified Thermometer		6. [**]	[**]
7. Flavor/odor		7. Organoleptic - flavor/odor. Lab pasteurized product to [**]		7. Good, clean, slightly sweet with no off flavors or odor.	[**]
8. Total Fat, TS ( for condensed )		8. Babcock, Gerber, Infrared, Mojonnier, CEM for Solids	Lab	8. Within acceptable limits of plant required usage.	[**]
9. Sediment		9. Raw Milk Sediment. Weekly/daily/spot check		9. Standard Methods, Lintine Filter, USDA Standards	[**]
2. Microbiology
1. Mesophilic Count (optional)	Tanker	1. Standard Plate Count, [**]	Lab	1. [**]	Warning letters/follow up to refusal for further delivery when [**] out of [**] exceed limits
2. PI Counts		2. Pre-incubate of raw milk at [**]		2. [**]
3. Lab Pasteurization Count (optional)		3. Product is heated up to [**]		3. [**]
4. Coliform		4. VRBA or Petrifilm		4. [**]

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EXHIBIT B

Plant Specific Cream Specifications

Buyer facility	Plant-specific specifications (in addition to general specifications)
[**]	[**]
[**]	[**]
[**]	[**]

EXHIBIT C

Aggregate [**] Volume Minimums/Maximums

Seller [**] Cream Loads Commitments to Buyer

	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
TTM Baseline ([**])	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Min (@ [**]% below baseline)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Max (@ [**]% above baseline)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

EXHIBIT D

Initial Multiples and Initial Premium

Buyer facility	Initial Multiple
[**]	[**]
[**]	[**]

Buyer facility	Initial Premium
[**]	[**]